EXHIBIT 99.2

WEDNESDAY, MARCH 7, 6:08 PM EASTERN TIME

PRESS RELEASE

SOURCE:  The BISYS Group, Inc.

BISYS (R) AGREES TO SELL $250 MILLION IN CONVERTIBLE NOTES

LITTLE FALLS, N.J., March 7 /PRNewswire/ - Following up on its offering announcement of March 6, 2001, The BISYS Group, Inc. announced today that it has agreed to sell $250 million principal amount of 4% convertible subordinated notes due 2006. Each $1,000 principal amount of notes will be convertible into 14.9729 shares of BISYS common stock, for a conversion price of $66.7875 per share. The initial purchasers of these notes will have a 30-day option to purchase up to an additional $50 million principal amount of notes. The notes will not be redeemable prior to March 2004. The proceeds will be used to repay all outstanding borrowings under BISYS' credit facilities and for general corporate purposes, which may include acquisitions. The offering is scheduled to close on March 13, 2001.

This offering is being made only to qualified institutional buyers and to certain persons in offshore transactions. The notes have not been registered under the United States' or any state's securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About BISYS

The BISYS Group, Inc. (Nasdaq: BSYS - news), headquartered in Little Falls, N.J., supports more than 15,000 financial institutions and corporate clients through three integrated business units. Its Investment Services Group administers and distributes approximately 90 families of mutual funds representing approximately $335 billion in assets and more than 1,100 portfolios, provides retirement plan services to more than 10,000 companies in partnership with more than 25 of the nation's leading bank and investment management companies, and offers investment industry consulting services. The Insurance and Education Services Group provides distribution solutions for annuities and life, long-term care, disability, and special risk insurance products; offers certification and continuing education training for insurance and investment professionals; and provides licensing-related software products and services. BISYS' Information Services Group provides information processing and check imaging solutions to approximately 1,000 financial institutions.

Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, services and related products, prices and other factors discussed in the Company's periodic filings with the Securities and Exchange Commission.

SOURCE: The BISYS Group, Inc.